                                                        EXHIBIT 23.01


                        Consent of Independent Auditors
                        -------------------------------


The Board of Directors
LXR Biotechnology Inc.:


We consent to incorporate by reference in the registration statement
(No. 33-92488) on Form S-8 of LXR Biotechnology Inc. of our report dated February 26, 1997, relating to the consolidated balance sheets of LXR Biotechnology Inc. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December
31, 1996, and for the period from April 20, 1992 (date of incorporation) through December 31, 1996, which report appears in the December 31, 1996, annual report on Form 10-KSB of LXR Biotechnology Inc.


/s/ KPMG Peat Marwick LLP


San Francisco, California
March 28, 1997